[Q9 Networks, Bell, Teachers’, Providence Equity Partners and Madison Dearborn Partners Logos]

For Immediate Release

Investor Group and Bell to acquire Canadian data centre operator Q9 Networks
Ontario Teachers, Providence Equity, Madison Dearborn and Bell partner in acquisition of leading provider in fast-growing data hosting and cloud solutions sector

TORONTO, June 2, 2012 – An investor group, comprising Ontario Teachers’ Pension Plan (Teachers), Providence Equity Partners (Providence) and Madison Dearborn Partners LLC (Madison Dearborn), and BCE Inc. (Bell) today announced an agreement to acquire 100% of Canadian data centre operator Q9 Networks Inc. (Q9) for C$1.1 billion.

Under the agreement, Teachers, Providence and Madison Dearborn will contribute 70%, or C$420 million, of the equity funding and Bell will provide the remaining 30%, or C$180 million. New debt financing by Q9, already committed, will also fund a portion of the acquisition. The transaction is expected to close before the end of 2012, subject to regulatory approval and customary closing conditions.

With 11 data centres in Alberta, British Columbia and Ontario, Q9 is Canada’s leading provider of outsourced data centre solutions for organizations with mission-critical IT operations. Q9 will continue to be headquartered in Toronto and operate as a stand-alone entity. Existing Q9 management will continue operating the company, including Chief Executive Officer Osama Arafat and President & Chief Operating Officer Paul Sharpe, both recognized leaders in the data centre infrastructure space.

“Q9 looks forward to working with these leading private-equity firms and Canada’s largest communications company, all of which have a strong track record of growing leading-edge companies like Q9,” said Osama Arafat, CEO of Q9 Networks. “They recognize the value of Q9 and its team, an exceptional Canadian company dedicated to providing organizations with highly secure and reliable data centre infrastructure services.”

“Q9 is a recognized leader in data centre services for business customers large and small, an ideal partner to grow our hosting and cloud-based business while leveraging our world-leading broadband network infrastructure,” said Tom Little, President of Bell Business Markets. “Bell looks forward to working with our partners and to offering our national business customer base access to Q9’s hosting and co-location services while delivering Bell’s broadband network solutions to Q9’s extensive client roster.”

“This is a unique opportunity to partner with the world-class management team at Q9 and with Bell, the leading communications provider in Canada. We look forward to supporting Q9’s continued growth with Bell, and adding lasting value at the company,” the investor group said in a joint statement.

Bell and its consortium partners have committed to settle the Reverse Break-Fee Proceedings initiated in 2008, with terms to be finalized in advance of closing of the transaction. The break fee settlement, which will consist of non-cash consideration, will be part of the overall transaction and will be conditional upon completion of the transaction.

BMO, RBC and TD are providing debt financing for the transaction. BMO Capital Markets and TD Securities served as financial advisors to Q9. Barclays, Evercore Partners, and RBC Capital Markets are serving as financial advisors to the investor group.

About Q9 Networks
Q9 Networks is Canada’s leading provider of outsourced data centre infrastructure for organizations with mission-critical IT operations. Q9’s 11 data centres and network are backed by an industry leading SLA that guarantees 100 per cent network and power availability. Q9 services, including: co-location, bandwidth, dedicated servers, firewalls, load balancing, virtual private networking (VPN) and back-up/restore, enable the rapid provisioning and scalability of client infrastructure. More information is available at www.q9.com.

About Bell
Headquartered in Montréal, BCE Inc. (TSX, NYSE: BCE) is Canada’s largest communications company, with the Bell and Bell Aliant brands providing a comprehensive and innovative suite of broadband wireless and wireline communication services to residential and business customers across Canada. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media, including CTV, Canada’s #1 television network, and the country’s most-watched specialty channels. The Bell Mental Health Initiative is a multi-year charitable program that promotes mental health across Canada via the Bell Let’s Talk anti-stigma campaign and support for community care, research and workplace best practices. To learn more, please visit Bell.ca/LetsTalk. For BCE corporate information, please visit BCE.ca. For Bell product and service information, please visit Bell.ca. For Bell Media, please visit BellMedia.ca.

About Teachers’
With $117.1 billion in assets as of December 31, 2011, the Ontario Teachers’ Pension Plan is the largest single-profession pension plan in Canada. An independent organization, it invests the pension fund’s assets and administers the pensions of 300,000 active and retired teachers in Ontario. For more information visit www.otpp.com.

About Providence Equity Partners
Providence Equity Partners is the leading global private equity firm specializing in equity investments in media, communications, education, and information companies around the world. The principals of Providence manage funds with over US$23 billion in equity commitments and have invested in more than 100 companies operating in over 20 countries since the firm’s inception in 1989. Significant existing and prior investments include ABTL (Indus Towers), Altegrity, AutoTrader.com, Blackboard, Bresnan Communications, The Chernin Group, Com Hem, Digiturk, Education Management Corporation, eircom, Hulu, ikaSystems, Idea Cellular, Kabel Deutschland, NEW Asurion, Nextag, PanAmSat, ProSiebenSat.1, iQiyi, Study Group, TDC, TVB, UFO Moviez, Univision, VoiceStream Wireless, Warner Music Group, World Triathlon Corporation, Trilogy International Partners and Yankees Entertainment and Sports Network. Providence is headquartered in Providence, RI (USA) and also has offices in New York, London, Hong Kong, Beijing, and New Delhi. Visit www.provequity.com for more information.

About Madison Dearborn Partners
Madison Dearborn Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. Since Madison Dearborn’s formation in 1992, the firm has raised six funds with aggregate capital of over $18 billion and has completed approximately 120 investments. Madison Dearborn invests in businesses across a broad spectrum of industries, including basic industries; business and government services; consumer; financial services; health care; and telecom, media and technology services. Its noteworthy investments include Asurion, CDW, Fieldglass, MetroPCS, Nuveen Investments, TransUnion, and Yankee Candle. For more information, please visit www.mdcp.com

Caution Concerning Forward-Looking Statements
Certain statements made in this news release, including, but not limited to, statements relating to the proposed acquisition by the investor group of Q9 Networks Inc., the expected closing date of the transaction, certain strategic benefits expected to result from the transaction, and other statements that are not historical facts, are forward-looking. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed transaction referred to above and its expected impact. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the above-mentioned proposed transaction is subject to customary closing conditions, termination rights and other risks and uncertainties including, without limitation, Competition Bureau approval. Accordingly, there can be no assurance that the proposed transaction will occur, or that it will occur at the expected time or on the terms and conditions contemplated in this news release. The proposed transaction could be modified, restructured or terminated. There can also be no assurance that the strategic benefits expected to result from the transaction will be fully realized.

Media contacts:

Bell
Marie-Ève Francœur
Bell Media Relations
(514) 391-5263
marie-eve.francoeur@bell.ca

Q9 Networks Inc.
Kevin Spikes
Director of Marketing & Corporate Communications
(416) 848-3311
media.relations@Q9.com

Teachers’
Deborah Allan
Director, Communications and Media Relations
Ontario Teachers’ Pension Plan
(416) 730-5347
deborah—allan@otpp.com

Providence Equity Partners
Sard Verbinnen & Co
Andrew Cole / Jonathan Doorley
(212) 687-8080

Madison Dearborn Partners
The Abernathy MacGregor Group
Chuck Dohrenwend
(212) 371-5999

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